EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective the 1st day of January, 2012 by and between DIRECT INSITE CORP., a Delaware corporation (hereinafter the "Company"), and Matthew E. Oakes, an individual residing at 1977 Gulf Shore Boulevard North, Unit 206, Naples, Florida 34102 (hereinafter referred to as "Oakes").

W I T N E S S E T H:

WHEREAS, the Company and Oakes previously entered into an employment agreement, dated January 1, 2011, as amended.

WHEREAS, the Company desires to enter into this Agreement with Oakes; and

WHEREAS, Oakes desires to enter into this Agreement with the Company;

NOW, THEREFORE, it is agreed as follows:

1.           Prior Agreements Superseded. This Agreement supersedes any services, consulting or other agreements, oral or written, entered into between Oakes and the Company prior to the date of this Agreement except for stock options and restricted stock or other equity-based awards previously granted to Oakes, which stock options and awards shall continue in full force and effect, under the terms and conditions effective when they were issued.

2.           Services.

(a)           The Company hereby agrees to employ Oakes and Oakes hereby agrees to continue serving as President and Chief Executive Officer of the Company, with commensurate responsibilities.   Oakes shall devote his full time and efforts to the business of the Company and will not engage, directly or indirectly, in any work or any trade or business, whether as a director, officer, employee, manager, partner, agent, representative or consultant, for his own account or for or on behalf of any other person, firm or corporation, other than work with charitable organizations that does not interfere with the performance of his duties hereunder in any way.

(b)           Oakes shall serve in similar capacities of such of the subsidiary corporations of the Company as may be selected by the Board without additional compensation. Notwithstanding the foregoing, it is understood that the duties of Oakes during the performance of services shall not be inconsistent with his position and titles as President and Chief Executive Officer of the Company.

(c)           Upon termination of Oakes employment for any reason, unless otherwise requested by the Board of Directors (the “Board”), Oakes shall immediately resign from all positions that he holds or has ever held with the Company and any affiliated entity, including without limitation, the Board.  Oakes hereby agrees to execute any and all documentation to effectuate the resignations from such other positions upon request by the Company.  However, he shall be treated for all purposes as having resigned from such other positions upon termination of his employment, regardless of when or whether he executes any such documentation.

3.           Term. Subject to earlier termination on the terms and conditions hereinafter provided, the term of this Agreement shall cover the period January 1, 2012 through and ending on December 31, 2013.  It is the intention of the Board to communicate to Oakes its intentions with respect to continuation of Oakes’s employment with the Company following conclusion of the term of this Agreement no later than June 30, 2013.

4.           Compensation. For all services rendered by Oakes under this Agreement, compensation shall be paid to Oakes as follows:

(a)           Oakes shall receive $22,917 per month ($275,000 per year) as base salary (“Base Salary”).

(b)           Oakes shall be entitled to receive an annual performance based bonus (“Annual Bonus”), consisting of a bonus based on the Company’s revenue performance (“Revenue Based Bonus”) and the Company’s EBIT performance (“EBIT Based Bonus”), as more fully set forth on Annex I.  Any Annual Bonus shall be paid not later than the thirtieth (30th) day following the completion of the audit for the fiscal year with respect to which it is earned.

(c)           The Board, or any duly authorized committee thereof, may award Oakes a discretionary bonus (“Discretionary Bonus”) based on such factors as the Board or any such committee shall deem relevant.  The Discretionary Bonus may be payable in cash or restricted stock, or any combination thereof, as the Board or any such committee shall determine.

(d)           Oakes shall be awarded stock options as follows:

(i)           Oakes shall receive stock options to acquire 360,000 shares of common stock (subject to customary adjustment for any stock split, reverse stock split, or stock dividend following the date of this Agreement).

(ii)           The exercise price of the stock options shall be $1.15 (subject to customary adjustment as aforesaid).

(iii)           The award of stock options shall vest over four years from the date of grant, with one-quarter of the stock options to vest on the first anniversary of the date of grant, and the remainder to vest in equal monthly installments through the fourth anniversary of the date of grant.

(iv)           If there shall occur a Change of Control (as defined below) of the Company and Oakes shall be terminated without “cause” or shall resign for “good reason” within six months from the date of the Change of Control, 50% of his remaining stock options shall vest on the date of termination or resignation; provided that if the Transaction Price (as defined below) in the Change of Control transaction is in excess of $42 million, then 100% of the remaining stock options shall vest on the date of resignation or termination as aforesaid.

For purposes hereof:

“Change of Control” means a merger, stock sale, asset sale or other business combination transaction as a result of which the stockholders of the Company immediately prior to the consummation of the transaction hold less than 50% of the equity interests in the entity that is the owner of the Company’s business immediately following consummation of the transaction; provided that a “Change of Control” shall not be deemed to have occurred as a result of an equity investment in the Company, in the form of  a recapitalization or otherwise for financing purposes, made with the approval of a majority of Directors.

“Transaction Price” means the consideration per share payable to the holders of shares of common stock in a Change of Control transaction multiplied by the total number of shares of common stock whose holders are entitled to receive the consideration.  If the consideration is in a form other than cash, the per share value of the consideration shall be as determined in good faith by the Board.

(e)           Upon the delivery by Oakes to the Company of supporting documentation of reasonable expenses in connection with his relocation to the Company’s headquarters in Sunrise, Florida, the Company shall reimburse Oakes for such expenses; provided that in no event shall the amount of such expenses exceed $25,000.  The Company shall continue to make lease payments on the corporate apartment located in Sunrise, Florida and utilized by Oakes through the date of termination of such lease in May 2012.

(f)           Oakes shall be entitled to fully participate in all benefit programs available to executive employees of the Company during his employment with the Company.

5.           Expenses.  Oakes shall be reimbursed for all other out-of-pocket office expenses reasonably incurred by him in the performance of his duties hereunder. All expenses due hereunder shall be paid or reimbursed to Oakes by the Company following presentation of documentation therefor.

6.           Termination of Employment. Oakes’s employment with the Company and this Agreement shall terminate upon the earliest of the following events:

(i)           Oakes’s termination of employment by the Company without “cause” (as defined below);

(ii)           Oakes’s resignation from employment with the Company for “good reason” (as defined below);

(iii)           Oakes’s death;

(iv)           Oakes’s “disability” (as defined below);

(v)           Oakes’s termination of employment by the Company for “cause”;

(vi)           Oakes’s voluntary resignation from employment with the Company without “good reason”; or

(vii)           the non-renewal of this Agreement.

7.            Severance Benefits.

(a)           Oakes shall be entitled to the severance benefits provided for in subsection (d) hereof in the event of his termination of employment by the Company without “cause” (as defined below) or in the event of his resignation from employment with the Company for “good reason” (as defined below). In such event, Oakes shall have no duty to mitigate damages hereunder. Oakes and the Company acknowledge that the foregoing provisions of this paragraph 7 are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

(b) For purposes of this Agreement, the term “cause” shall mean:

(i)           Oakes’s willful and continued refusal to endeavor in good faith to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness) after demand for substantial performance is delivered to Oakes by the Board which specifically identifies the manner in which the Board believes Oakes has not substantially performed his duties.

(ii)           Any arrest for fraud, embezzlement or theft, or any other crime constituting a felony, whether or not in connection with his duties or in the course of his performance as defined in this Agreement.

(iii)           Any willful disclosure by Oakes of any material confidential information or trade secrets of the Company or its affiliates.

(iv)           Any other willful breach by Oakes of the terms of this Agreement.

(v)           Any substantive discussion by Oakes with any person (other than the Board of Directors or management of the Company) concerning the sale, acquisition or other Change of Control of the Company that has not been approved in advance by the Chairman of the Board of the Company.

For purposes of this paragraph, no act or failure to act on Oakes’s part shall be considered “willful” unless done, or omitted to be done, by Oakes not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Further, any act or failure to act based upon authority given by the Board or the written advice of counsel to the Company shall be conclusively deemed to be done or omitted to be done by Oakes in “good faith” and in the best interest of the Company and shall not constitute “cause” for purposes of this paragraph.

Notwithstanding the foregoing, Oakes shall not be deemed to have been terminated from employment for “cause” unless and until there shall have been delivered to him a copy of a written notice of termination of employment from the Board after the Company has given reasonable written notice to Oakes detailing the specific cause events and a period of not less than thirty (30) days following receipt of such notice to cure such event and if such event is not so cured, an opportunity for Oakes with his counsel to be heard before the members of the Board finding that in the good faith opinion of such members of the Board that Oakes was guilty of the conduct set forth in clauses (i), (ii), (iii), (iv) or (v) of this paragraph and specifying the particulars thereof in detail.

(c)           For purposes of this Agreement, Oakes shall have “good reason” to terminate his employment with the Company for the following circumstances:

(i)           the Company removes Oakes from either the position of President or Chief Executive Officer;

(ii)           material diminution in compensation as defined in paragraph 4(a) of this Agreement;

(iii)           material diminution in Oakes’s authority, duties, or responsibilities;

(iv)           material breach of this Agreement by the Company; or

(v)           material change in geographic location at which Oakes is required to perform services.

provided, however, that (x) Oakes shall have provided notice to the Company of the “good reason” condition within ninety (90) days after the initial existence of the condition, and (y) the Company shall be given at least thirty (30) days to cure such “good reason” condition.

(d)           The severance benefits to be paid to Oakes in the event of his termination of employment without “cause “or his resignation from employment for “good reason” shall be paid within thirty (30) days of receipt of the signed General Release attached as Exhibit A and after the expiration of any applicable revocation period, and shall consist of the following

(i)  an amount equal to

(x)           (I) 1.0 times his annual Base Salary, if Oakes’s termination or resignation occurs during 2012,

(II) 1.0 times his annual Base Salary, if a Change of Control transaction shall occur and Oakes shall be terminated without “cause” or Oakes shall resign for “good reason” within six months thereafter, and otherwise

(III) his annual Base Salary payable through the remaining term of this Agreement, but in no event less than six months’ Base Salary.

(y)           COBRA coverage, at Company expense, for the number of months of severance payable under clause (x); and

(z)           to the extent necessary, an amendment to all Oakes’s stock options that have vested as of the date of termination or resignation to provide that they shall remain exercisable for a period of sixty (60) days following such date, anything to the contrary in any applicable plan or grant agreement notwithstanding; provided that all stock options and shares of restricted stock that are unvested as of such date shall be forfeited;

provided that, and as a condition to the receipt of such payments or other benefits, Oakes shall execute and deliver to the Company a General Release attached as Exhibit A; and

(ii) All Accrued Obligations.

“Accrued Obligations,” means

(w)           Base Salary through the date of termination of employment, payable on the first payroll date coincident with or next following the date of employment termination;

(x)           any unpaid Annual Bonus or pro-rated Annual Bonus that is not for a full year with respect to any fiscal year of the Company completed prior to the date of termination of employment, payable on the first payroll date coincident with or next following the date of employment termination (except that payment of unpaid Annual Bonus shall not be made upon any termination without “cause” or resignation for “good reason” if the Company shall establish that “cause” existed prior to such termination);

(y)           all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which Oakes participates, in accordance with applicable plan terms; and

(z)           unreimbursed business expenses, including those set forth in paragraph 5 of this Agreement, incurred through the termination of employment date, in accordance with the Company’s business expense reimbursement policy.

(e)           To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment that constitutes a “deferral of compensation” subject to Section 409A of the Code required to be made to Oakes hereunder upon his termination of employment (including any payment pursuant to this paragraph 7) shall, if Oakes is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination, be made promptly on the earlier of (i) the six month anniversary of Oakes’s date of termination of employment, and (ii) his death, in each case to the extent necessary to avoid imposition on Oakes of any tax penalty imposed under Section 409A of the Code. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulations §§1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)), other applicable provisions of Treasury Regulations §1.409A-1 through A-6, and any other applicable exceptions as may be in effect from time to time under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Oakes under this Agreement (including any payments due under paragraph 7 of this Agreement or otherwise in connection with his termination of employment with the Company), Oakes shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code. To the extent that the Company and Oakes determine that any provision of this Agreement could reasonably be expected to result in Oakes’s being subject to the payment of interest or additional tax under Section 409A, the Company and Oakes agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A of the Code in a manner that preserves Oakes’s economic interests prior to such imposition. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Oakes’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

8.             Death.            In the event of Oakes’s termination of employment due to his death, he or his estate (as the case may be) shall be entitled to—

(i)              the Accrued Obligations pursuant to paragraph 7(d)(ii) of this Agreement,

(ii)              the current year Annual Bonus, which will be paid on a pro rata basis based on annualized year-to-date results.  Pro rata refers to the number of days served by Mr. Oakes up to the employment termination date divided by the number of days in the year,

(iii)              a lump sum payment of six months’ Base Salary,
and

         (iv)                      COBRA coverage, at Company expense, for twelve months.

All of Oakes’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately cease vesting upon Oakes’s employment termination by reason of death, and all unvested awards shall be forfeited. Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Oakes’s employment continued through the Annual Bonus payment date.

9.              Disability. In the event of Oakes’s termination of employment due to his “disability” (as defined below), he shall be entitled to

(i)              the Accrued Obligations pursuant to paragraph 7(d)(ii) of this Agreement,

(ii)              the current year Annual Bonus, which will be paid on a pro rata basis based on annualized year-to-date results. Pro rata refers to the number of days served by Mr. Oakes up to the employment termination date divided by the number of days in the year,

(iii)              a lump sum payment of six months’ Base Salary,
and

             (iv)             COBRA coverage, at Company expense, for twelve months.

All of Oakes’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately cease vesting upon Oakes’s employment termination by reason of “disability,” and all unvested awards shall be forfeited.   For purposes of this Agreement, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code. Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Oakes’s employment continued through the Annual Bonus payment date.

10.           Termination for Cause or without Good Reason.  In the event of Oakes’s termination of employment by the Company for “cause” (as defined above) or Oakes’s voluntary resignation from employment with the Company without “good reason” (as defined above), Oakes shall be entitled to receive the Accrued Obligations pursuant to paragraph 7(d)(ii)(w), 7(d)(ii)(y) and 7(d)(ii)(z) of this Agreement.

11.           Non-Renewal of Agreement. In the event this Agreement terminates on December 31, 2013 and is not renewed, Oakes will be entitled to the Accrued Obligations pursuant to paragraph 7(d)(ii) of this Agreement.

12.           Non-Competition; Non-Disclosure; Return of Company Property

(a)           Oakes agrees that during his employment with the Company and for a period of one year thereafter, he will not, without the prior written approval of the Board, directly or indirectly, through any other individual or entity become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company; provided that if (1)

Oakes’s employment shall not have been terminated by the Company for cause or by Oakes without good reason and (2) Oakes shall execute and deliver to the Company a General Release attached as Exhibit A, the period during which Oakes shall be bound by the provisions of this paragraph 12(a) shall coincide with the period, if any, during which he is receiving severance benefits; provided further that the Company, at its election and in its sole discretion, may continue to pay to Oakes an amount equal to his monthly Base Salary (as provided in paragraph 4(a)) for a period of up to six (6) months following the conclusion of the term of this Agreement, and, for so long as the Company is making such payment, Oakes shall continue to be bound by the provisions of this paragraph 12(a).

Nothing contained in this paragraph 12(a) shall be construed as preventing Oakes from investing his assets in such form or manner as will not require him to become an officer, director or employee of, or render any services (including consulting services), directly or indirectly, to, any competitor of the Company; provided that such investment does not exceed five percent (5%) of the issued and outstanding equity securities of such competitor of the Company.

(b)           Oakes agrees that during his employment with the Company and for a period of twelve (12) months thereafter, he will not, without the prior written approval of the Board, directly or indirectly, through any other individual or entity,

(i)           solicit, raid, entice or induce any customer of the Company to cease purchasing goods or services from the Company or to become a customer of any competitor of the Company, and Oakes will not approach any customer for any such purpose or authorize the taking of any such actions by any other individual or entity, or

(ii)           solicit, raid, entice or induce any employee of the Company, and Oakes will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity.

(c)           During Oakes’s employment with the Company and at all times thereafter, Oakes shall not disclose to any person, firm or corporation other than the Company any trade secrets, trade information, techniques or other confidential information of the business of the Company, its methods of doing business or information concerning its customers learned or acquired by Oakes during Oakes’s relationship with the Company (“Confidential Information”) and shall not engage in any unfair trade practices with respect to the Company.

(d)           Upon termination of employment for any reason, Oakes will deliver to the Company (and will not keep in his possession, custody or control, or recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, or any other physical recordation or embodiment of Confidential Information.  Oakes further agrees that any property situated on the Company’s premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, drives, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

13.           Enforcement.

(a)           The necessity for protection of the Company and its subsidiaries against Oakes’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Oakes’s talent and his importance to the Company. Accordingly, Oakes agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) for the purpose of restraining Oakes from any actual or threatened breach of the covenants contained in paragraph 12 of this Agreement.

(b)           If for any reason a court determines that the restrictions under paragraph 12 of this Agreement are not reasonable or that consideration therefore in adequate, the parties expressly agree and covenant that such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in paragraph 12 as will render the restrictions valid and enforceable.

14.              Cooperation.  In connection with the Company's participation in current or future litigation relating to events which occurred during Oakes’s employment or about which Oakes has information, Oakes agrees to cooperate fully and devote such time as may be reasonably required in the preparation, prosecution or defense of the Company's case or cases, including, but not limited to, the execution of truthful declarations or providing information and/or documents requested by the Company. The Company shall reimburse or compensate Oakes, upon receipt of satisfactory evidence thereof, for (i) all reasonable expenses incurred by Oakes in connection with such assistance and/or cooperation with the Company with respect to such litigation and (ii) the time expended by Oakes in fulfilling his obligations under this Section 14 in excess of forty (40) hours in the aggregate, at a rate of $150 per hour.

15.           Notices. Any notice to be given to the Company or Oakes hereunder shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, to the other party hereto at the following addresses:

To the Company:	Direct Insite Corp.
13450 West Sunrise Blvd., #510
Sunrise, FL 33323
Attn: Corporate Secretary

Copy to:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Tel.: (212) 715-9100
Attn: Scott Rosenblum, Esq.

To: Oakes:	Matthew E. Oakes
1977 Gulf Shore Boulevard North
Unit 206
Naples, Florida 34102

Copy to:	matthew.oakes@directinsite.com

and

Todd Sullivan Esq., Womble Carlyle Sandridge & Rice 150 Fayetteville Street, Suite #2100 Raleigh, NC 27601

Either party may change the address to which notice may be given hereunder by giving notice to the other party as provided herein.

16.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and upon Oakes, his heirs, executors, administrators and legal representatives. No party may assign this Agreement without first obtaining the written consent of the other party hereto; provided that the Company may assign this Agreement to any successor to all or substantially all of its assets.

17.           Entire Agreement. This Agreement constitutes the entire agreement between the parties except as specifically otherwise indicated herein.

18.           Jurisdiction and Venue. It is hereby irrevocably agreed that all disputes or controversies between the Company and Oakes arising out of, in connection with or relating to this Agreement shall be exclusively heard, settled and determined by arbitration to be held in the  County of Broward, State of Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be conducted before three arbitrators, who shall all be either attorney(s) or retired judge(s) licensed to practice law in the State of Florida. Any award made by such arbitrators shall be binding and conclusive for all purpose thereof and may be entered as a final judgment in any court of competent jurisdiction. The parties also agree that judgment may be entered on the arbitrator's award by any court having jurisdiction thereof and the parties consent to the jurisdiction of any court located in the County of Broward, State of Florida for this purpose. Each party hereby further agrees that service of process may be made upon it by registered or certified mail or personal service at the address provided for herein. In the event of any material breach of this Agreement by the Company, when no material breach has occurred by Oakes, actual damages would be difficult to determine, and the parties, therefore, agree that as liquidated damages Oakes shall be entitled to receive the balance of the compensation/ payments and benefits specified in paragraph 7(d) of this Agreement.

19.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DIRECT INSITE CORP.

By: /s/ Sandra Wallace
Sandra Wallace, VP of Finance and Acting Chief Financial Officer

/s/ Matthew E. Oakes
Matthew E. Oakes

[Signature Page to Matthew E. Oakes Employment Agreement, dated as of January 1, 2012]

EXHIBIT A

GENERAL RELEASE

This GENERAL RELEASE (the “Release”) is made this __ day of __________, 20__ between Direct Insite Corp., (the “Company”) and Matthew E. Oakes (“Oakes”).

WHEREAS, Oakes and the Company entered into an Agreement dated [date] (the “Agreement”);

WHEREAS, Oakes’s employment terminated as of [date] (the “Separation Date”); and

WHEREAS, Oakes and the Company desire to settle fully and finally any differences, rights and duties arising between them;

NOW, THEREFORE, in consideration of the post-separation payments described in the Agreement, which Oakes acknowledges are in excess of any benefits to which he would otherwise be entitled, the parties agree as follows:

1.           Release.  Oakes, for himself and for his children, heirs, administrators, representatives, executors, successors and assigns, releases to the maximum extent permitted by law any and all claims and rights which he has or may have against the Company, and its parents, subsidiaries, affiliates, employee benefit plans, predecessors, successors and assigns; and each of their respective officers, directors, administrators, fiduciaries, trustees, employees, attorneys and agents (the “Releasees”) from the beginning of the world until the date of the execution of this Release, including, but not limited to, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, whether known or unknown, whether in law or equity (collectively, “Claims”), including, but not limited to, any Claims arising out of or related to the Employment Agreement dated as of January 1, 2012 between Oakes and the Company (the “Agreement”), any Claims arising out of or related to the Agreement, any Claims arising out of or related to Oakes’s employment with the Company and the conclusion thereof, any Claims for wrongful termination, any Claims based on contract whether express or implied, written or oral, and any Claims arising under the United States and/or State Constitutions, federal and/or common law, and/or rights arising out of alleged violations of any federal, state or other government statutes, regulations or ordinances including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the whistleblower protection provisions of the Sarbanes-Oxley Act, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974, the Florida Civil Rights Act of 1992 and the Florida Equal Pay Act, all as amended; provided, however, that this Release does not release or relinquish any of Oakes’s rights to payment of any vested benefits under the Company’s employee benefit plans.

2.           No Prior Filings.  Oakes has not filed against the Company or any of the Releasees, any complaints, charges, proceedings, lawsuits or arbitrations with any government agency, arbitral tribunal, self-regulatory body, or any court arising out of or related to Oakes’s employment by the Company or any other matter arising on or prior to the date hereof.

3.           Counsel; Time Period to Consider Release.  Oakes is hereby advised to consult with an attorney prior to executing this Release. Oakes is further notified that he will be given twenty-one (21) days from his receipt of this Release to consider this Release.

4.           Acknowledgements.  Oakes acknowledges that:

(i)           Oakes has carefully read and understands this Release;

(ii)           Oakes has been given twenty-one (21) days from his receipt of this Release to consider his rights and obligations under this Release;

(iii)           The Company advised Oakes to consult with an attorney of his choice before signing this Release;

(iv)           Oakes understands that he has received valuable consideration for this Release and that therefore this Release is legally binding and that by signing it he gives up certain rights;

(v)           Oakes has voluntarily chosen to enter into this Release and has not been forced or pressured in any way to sign it;

(vi)           Oakes knowingly and voluntarily releases the Company and the other Releasees from any and all Claims Oakes may have, known or unknown, as provided above, in exchange for the benefits Oakes has obtained by signing, and that these benefits are in addition to any benefit Oakes would have otherwise received if he did not sign this Release;

(vii)           Section 1 of this Release includes a waiver of rights and claims Oakes may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.);

(viii)           Oakes has seven (7) days after he signs this Release to revoke it by notifying the Company in writing.  The Company must actually receive the written notice of revocation within the seven (7) day period.

(ix)           The Release shall not become effective or enforceable, and Oakes shall not receive the post-separation payments described in the Agreement, until the Company receives a copy of this Release signed by Oakes and the seven (7) day revocation period has expired; and

(x)           Oakes does not waive any rights or claims that may arise after the date he has executed this Release.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this General Release as of the date first written above.

MATTHEW E. OAKES                                                      DIRECT INSITE CORP.

_______________________                                          By:  ____________________________________
   Sandra Wallace
   VP of Finance and Acting Chief Financial Officer